Exhibit 10.1

LOAN AGREEMENT

This Loan Agreement ("Agreement") is entered into as of July13, 2009, but effective as of the Effective Date (as defined herein), by and among UMPQUA BANK, an Oregon corporation ("Bank") and PREMIER POWER RENEWABLE ENERGY, INC., a Delaware corporation (“Borrower”), with reference to the following facts:

RECITALS

A.                      Borrower has applied to Bank for a revolving line of credit to finance working capital and general corporate purposes of Borrower and to support the issuance of letters of credit, and for an Advised Guidance Line pursuant to which the Loan Amount may be increased to accommodate Borrower’s need for additional working capital following acquisitions, subject to the terms and conditions set forth in this Agreement. Subject to the terms and conditions as set forth in this Agreement, Bank has agreed to make provide a revolving line of credit to Borrower to finance working capital, and to provide the Advised Guidance Line.

AGREEMENT

NOW, THEREFORE in consideration of the foregoing and for other valuable consideration, the receipt of and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

1            DEFINITIONS.  Capitalized terms not otherwise defined in this Agreement shall have the meaning as defined in Exhibit A which is attached hereto and incorporated herein by this reference. Terms not otherwise defined in this Agreement and the Loan Documents shall have the meanings attributed to such terms in the Uniform Commercial Code. The defined terms in this Agreement shall apply equally to both the singular and the plural forms of the defined term.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references to dollar amounts shall mean amounts in lawful money of the United States of America.

2             LINE OF CREDIT.  Subject to the terms and conditions contained herein, Bank agrees to make Advances under the Line of Credit, under the following terms and conditions:

2.1                      Commitment.   Subject to the terms and conditions hereof and in reliance upon the warranties of the Borrower herein, Bank agrees to make Advances under the Line of Credit from time to time, at the request of Borrower, from the Effective Date until the Maturity Date, during which period the Borrower may repay and reborrow in accordance with the provisions hereof; provided that the Principal Amount of all outstanding Advances shall not at any time exceed the Maximum Borrowing Availability.  The Line of Credit shall be evidenced by, among other documents, the Note.

2.2                      Purpose.   Advances under the Line of Credit shall be used to finance working capital and short-term capital expenditure needs of the Borrower, prior to and following any acquisitions approved by Bank, and to support the issuance of letters of credit.

2.3                      Maximum Line Amount.   The aggregate Principal Amount of Advances outstanding under the Line of Credit, together with the Aggregate Letter of Credit Exposure, shall not at any time exceed the Maximum Line Amount.

2.4                      Maturity Date.  Unless declared to be due and payable sooner pursuant to Section 11 of this Agreement, all principal, interest and other amounts owing under the Line of Credit shall be due and payable in full on the Maturity Date.

2.5                      Limitation on Advances.  Notwithstanding any provision of this Agreement to the contrary, Bank shall be under no obligation to make any Advance under the Line of Credit:

2.5.1                   if the requested Advance would cause the Principal Amount outstanding under the Line of Credit to exceed the Maximum Borrowing Availability; or

2.5.2	if an Event of Default has occurred and is continuing or an event or circumstance has occurred that with the giving of notice or the passage of time would constitute an Event of Default; or

2.5.3
if Borrower engages in an Acquisition that is not approved by Bank under the standards set forth in Section 3.1.3, whether or not a Guidance Line Increase is requested in connection with that Acquisition. Without limiting the generality of the foregoing, Bank is not obligated to fund the Initial Line of Credit Advance, or any other Advance, unless and until it has approved the acquisition by Borrower of the prospective Italian subsidiary known as “Arco Energy”; or

2.5.4	after the Maturity Date.

2.6                      Interest.  Subject to the provisions of Section 2.11 below, interest shall accrue on the principal amount outstanding under the Note at the Prime Rate(as that rate changes from time to time); provided, however, that in no event may the interest rate being charged on the principal amount outstanding be less than five Percent (5.00%) per annum. Interest shall accrue daily on the outstanding principal balance on the basis of a 360 day year for the actual number of days elapsed on which any sums are outstanding hereunder.

2.7                      Monthly Interest Payments.  Interest on the principal amount outstanding under the Line of Credit Note shall be payable monthly in arrears commencing on August 1, 2009 and on the first day of each month thereafter, until all principal, interest and other amounts owing under the Line of Credit Note have been paid in full.

2.8                      Mandatory Principal Payments.  At any time that the principal amount outstanding under the Line of Credit, plus the Aggregate Letter of Credit exposure, exceeds the Borrowing Base as of the date of the most recent Borrowing Base Certificate, Borrower shall immediately, and without demand by Bank to do so, pay down the principal amount of the Line of Credit to an amount less than or equal to the Borrowing Base. Failure to pay down the principal amount of the Line of Credit to an amount less than or equal to the Borrowing Base, shall be an Event of Default.

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2.9                        Maturity Date. All principal, interest and other amounts owing under the Line of Credit shall be due and payable in full on July 13, 2011(the “Maturity Date”).

2.10                      Collateral.   The Line of Credit shall be secured by the collateral described in Section 4 of this Agreement.

2.11                      Interest After Default.  If any Event of Default occurs which continues after any applicable Cure Period, and while such Event of Default is continuing, or after exercising the Acceleration Right, Bank, at Bank’s option, may increase the interest rate under the Line of Credit Note to the Default Rate.

2.12                      Entity Authorizations.  As a condition precedent to any obligation of Bank to make any Advance under the Line of Credit, Borrower shall have executed and delivered to Bank the Entity Authorizations.

2.13                      Non-Use Fee.  For each calendar quarter during which the Principal Balance outstanding under the Line of Credit is less than the Maximum Line Amount, Borrower shall pay to Bank a per annum fee of one-quarter of one percent (0.25%) of the average unused availability under the Line of Credit.

2.14                      Other Documents.  As a condition precedent to any obligation of Bank to make  any Advance under the Line of Credit, Borrower shall execute and deliver to Bank such other documents as Bank may reasonably require to evidence and effect the Line of Credit, each in form reasonably satisfactory to Bank, including but not limited to the Line of Credit Disbursement Authorization, the Insurance Agreement and the Notice of Insurance Requirements.

2.15                      Other Terms and Conditions.  The Line of Credit shall be subject to all other terms and conditions contained in the Loan Documents, each of which is incorporated herein by this reference as if set forth herein in full.  Except as otherwise provided herein, in the event of any conflict between the terms and conditions of this Agreement, and the terms and conditions of any of the other Loan Documents, the terms and conditions of this Agreement shall prevail.

2.16                      USA Patriot Act Notice.  Bank hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2003) (the “Act”), Bank is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Bank to identify Borrower in accordance with the Act.

3           ADVISED GUIDANCE LINE.  Borrower may request that the Maximum Line Amount be increased from time to time, but no more often than twice prior to the Maturity Date (each, a “Guidance Line Increase”) in connection with the acquisition by Borrower of all of the stock of or substantially all of the assets of another entity (each, an “Acquisition”), to finance increased need for working capital following the Acquisition.  In no event may any Guidance Line Increase cause the Maximum Line Amount to exceed Twelve Million and 00/100 Dollars ($12,000,000.00).

3.1                      Conditions Precedent to Guidance Line Increases.  The following are conditions precedent to each Guidance Line Increase:

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3.1.1	No Event of Default or Potential Default shall have occurred and be continuing.

3.1.2	Bank shall have been provided all documentation concerning the proposed Acquisition that Bank shall require.

3.1.3
The Bank shall have approved the Acquisition and the corresponding Guidance Line Increase according to its normal credit quality standards, including but not limited to a determination by Bank that the Acquisition will not impair Borrower’s ability to pay or perform its obligations under the Loan Documents.

3.1.4	Bank shall have received the Guidance Line Increase Documents, fully executed by all parties thereto.

3.1.5	Borrower shall have paid Bank a fee of one-half of one percent (0.50%) of the amount of the Guidance Line Increase.

3.2                      Guidance Line Increase Documents: Each Guidance Line Increase shall be evidenced by the following:

3.2.1	A modification of the existing Note to increase the Principal Balance thereof to the new Maximum Line Amount, substantially in the form of Exhibit C attached hereto.

3.2.2
One or more amended and restated Security Agreements, or a modification of one or more of the Security Agreements, providing that, following the Guidance Line Increase, the Collateral will continue to secure the Indebtedness, including the Note in the new Maximum Line Amount.

3.2.3
If the Acquisition results in the creation of a new Subsidiary or Affiliate, a Security Agreement executed by the authorized officers of the new Subsidiary or Affiliate providing that all Personal Property Collateral of that Subsidiary or Affiliate will secure the Indebtedness, including the Note in the new Maximum Line Amount.

3.2.4	Such other documentation as Bank may require in its sole discretion, including Entity Authorizations.

4           COLLATERAL FOR LINE OF CREDIT.  The Line of Credit shall be secured by the following collateral (collectively, the “Collateral”):

4.1                      Personal Property Collateral.  The Line of Credit shall be secured by a security interest in the Personal Property Collateral, which shall be a first priority security interest. As a condition precedent to any obligation of Bank to make the Initial Advance, the following shall have occurred (the “Personal Property Collateral Conditions”):

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4.1.1                                Borrower and the Subsidiaries shall have fully executed and delivered to Bank the Security Agreements in substantially the form of Exhibits D, E, F and G, respectively, attached hereto;

4.1.2                                Bank shall have received a commitment from the holders of all Prior Liens, if any, that such holders will release or terminate their respective Prior Lien upon payment of the Prior Lien Payoff Amount;

4.1.3                                Borrower and, to the extent required by Bank, each Subsidiary that is pledging Collateral shall have executed and delivered the Insurance Agreement, and shall have delivered, or caused to have delivered to Bank, all policies of insurance or binders as required therein.

4.1.4                                Bank shall have filed UCC-1 financing statements in each of the jurisdictions in which the Borrower and the Subsidiaries are located.

4.2                      Personal Property Collateral of Future Subsidiaries.  Each Subsidiary that is created or acquired after the Effective Date shall be required to pledge its interest in all Personal Property Collateral (except to the extent that Bank has agreed in writing to exclude certain of that Subsidiary’s assets from Personal Property Collateral) to secure Borrower’s obligations hereunder.

5           LETTERS OF CREDIT.  At the request of Borrower, and subject to the terms and conditions set forth herein, Bank shall issue Letters of Credit in the amounts and on such terms as Borrower may request, as follows:

5.1                      Letter of Credit Limitations.  Bank shall be under no obligation to issue any Letter of Credit:

5.1.1	if the issuance of that Letter of Credit would cause the Aggregate Letter of Credit Exposure to exceed the Letter of Credit Sublimit of $5,000,000;

5.1.2
if the issuance of that Letter of Credit would cause the Aggregate Letter of Credit Exposure, plus the Principal Amount outstanding under the Line of Credit, to exceed the Maximum Borrowing Availability; or

5.1.3	if an Event of Default or Potential Default has occurred and is continuing.

5.2                      Form of Letter of Credit.  Any Letter of Credit issued pursuant to this Agreement shall be in a form determined by Bank pursuant to Bank=s standard practices for issuance of Letters of Credit.

5.3                      Requirements for Documents, Presentment and Other Terms.  The form of any Documents to be presented, or the requirements for Presentation, and all other terms and conditions precedent to any obligation of Bank to honor any Letter of Credit issued pursuant to this Agreement, shall be determined pursuant to Bank=s standard practices for issuance of Letters of Credit.

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5.4                      Expiration Date.  The expiration date of any Letter of Credit issued under the Line of Credit shall not be any date later than the Maturity Date.

5.5                      Payment Under Letter of Credit.  Bank shall, without any further authorization from Borrower, make an Advance under the Line of Credit to fund any payments made under any Letter of Credit issued pursuant to this Agreement.

5.6                      Other Terms and Conditions.  The issuance of any Letter of Credit pursuant to this Agreement shall also be subject to all other terms, conditions and restrictions as may be required by Bank, pursuant to Bank=s standard practices, policies and procedures with respect to Letters of Credit, at the time such Letter of Credit is issued.

5.7                      Fees and Costs.  Borrower shall pay to Bank such fees and costs incurred by Bank in the issuance, administration and payment of or under any Letter of Credit issued pursuant to this Agreement, including, without limitation, a fee of one and one-half percent (1.50%) per annum of the average aggregate face amount of all Letters of Credit outstanding.

6           CONDITIONS PRECEDENT TO DISBURSEMENT.  Any obligation of Bank to make the Initial Line of Credit Advance is conditioned up the satisfaction of the following conditions (the "Conditions Precedent to Disbursement"), all of which shall occur on or before August 15, 2009, or such other date as the parties hereto shall mutually agree in writing:

6.1                      Execution and Delivery of Loan Documents.  Borrower and each of the other Loan Parties shall fully execute, and/or cause to be fully executed, and deliver to Bank each of the Loan Documents required to be executed and delivered by that Loan Party.

6.2                      Satisfaction of Personal Property Collateral Conditions.  Each of the Personal Property Collateral Conditions, as set forth in Section 4.1above, shall have been satisfied.

6.3                      Payment of Fees and Costs.  As a condition precedent to the Effective Date and to any obligation of Bank to make the Initial Line of Credit Advance, Borrower shall have paid to Bank (i) all attorneys fees and costs incurred by Bank in connection with the negotiation, drafting and preparation of this Agreement and the Loan Documents; (ii) all fees and costs incurred by Bank in connection with any environmental reports, appraisals and inspections made in connection with this Agreement (provided, however, that Bank will pay the cost of the two collateral audits immediately preceding the Effective Date); and (iii) all fees and costs incurred by Bank in connection with this Agreement, including but not limited to, all costs of recording or filing all of the documents which must be recorded or filed in the Official Records of any county in which Borrower does or will do business, or with the Secretary of State of the State of Delaware or of any state in which a Subsidiary is located, pursuant to this Agreement.

6.4                      Satisfaction of Conditions Precedent.  Notwithstanding any other provisions of this Agreement, Bank may, in its sole and absolute discretion, make the Initial Line of Credit Advance, prior to satisfaction of all of the Conditions Precedent to Disbursement, in which event, the failure to satisfy, within any reasonable time period established in writing by Bank, those Conditions Precedent to Disbursement which have not been satisfied, shall constitute an Event of Default pursuant to Section 10 of this Agreement.

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7           ADDITIONAL WARRANTIES AND REPRESENTATIONS OF BORROWER.  Borrower represents and warrants that:

7.1                      Incorporation, Good Standing, and Due Qualification. Borrower is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware; has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged in; and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required.

7.2                      Corporate Power and Authority. The execution, delivery, and performance by Borrower and the Subsidiaries of the Loan Documents have been duly authorized by all necessary entity action and do not and will not (i) require any consent or approval of the stockholders of such entity; (ii) contravene such entity’s formation documents; (iii) violate any provision of any law, rule, regulation (including, without limitation, Regulations U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to such entity; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which such corporation is a party or by which it or its properties may be bound or affected; and (v) cause such entity to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease, or instrument.

7.3                      Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, legal, valid, and binding obligations of the Borrowers and/or the other Loan Parties, as the case may be, enforceable against the Borrower, and/or the other Loan Parties, as the case may be, in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally.

7.4                      Litigation.  Except for the Pending Litigation, there is no litigation or other proceeding pending or threatened against or affecting Borrower or any Affiliate, and neither Borrower nor any Affiliate is in default with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority.

7.5                      Priority of Security Interest.  For so long as Borrower is indebted to Bank under the Line of Credit, or under any other obligation to the Bank that is secured by the Security Interest, the Security Interest shall be and is a first priority security interest not subject to any prior liens, encumbrances or security interests.

7.6                      Financial Condition. The Financial Statements and all other statements and data submitted in writing by Borrower to Bank in connection with Borrower’s request for credit under this Agreement, are true and correct, and said Financial Statements accurately present the projected financial condition of the Borrower and the Subsidiaries as of the Closing Date.  Since that date of the preparation of Financial Statements, there have been no material adverse changes in the projected financial condition or business of Borrower.  Borrower has no knowledge of any liabilities, contingent or otherwise, at the Closing Date not reflected in said Financial Statements, and Borrower has not entered into any special commitments or substantial contracts which are not reflected in said Financial Statements, other than in the ordinary and normal course of Borrower’s business, which may have a materially adverse effect upon the financial condition of Borrower, or the operations or business to be conducted by Borrower.

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7.7                      Title to Assets.  Borrower has good title to its assets, and the same are not subject to any liens or encumbrances other than those previously disclosed to and approved by Bank.

7.8                      Tax Status.  Borrower has no liability for any delinquent state, local or federal taxes, and, if Borrower has contracted with any governmental agency, Borrower has no liability for renegotiation of profits.

7.9                      Trademarks, Patents.  Borrower, as of the date of this Agreement, possess, or will on the Closing Date possess, all necessary trademarks, trade names, copyrights, patents, patent rights, and licenses to conduct its business as now operated, without any known conflict with the valid trademarks, trade names, copyrights, patents, and license rights of others.

7.10                    Regulation U.  The proceeds of the Line of Credit shall not be used to purchase or carry margin stock (as defined within Regulation U of the Board of Governors of the Federal Reserve system).

7.11                    Labor Disputes and Acts of God. Neither the business nor the properties of Borrower are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance) materially and adversely affecting such business or properties or the operation of the Borrower.

7.12                    Other Agreements.  Borrower is not a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction which could have a material adverse effect on the business, properties, assets, operations, or conditions, financial or otherwise, of Borrower, or the ability of Borrower to carry out its obligations under the Loan Documents.  Borrower is not in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to Borrower’s business to which it is a party.

7.13                    ERISA. Borrower in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed, nor has any Plan been terminated; no circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; the Subsidiaries, nor any Commonly Controlled Entity, has completely or partially withdrawn from a Multiemployer Plan; each Subsidiary and each Commonly Controlled Entity have met their minimum funding requirements under ERISA with respect to all of their Plans, and the present value of all vested benefits under each Plan does not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA; and neither any Subsidiary nor any Commonly Controlled Entity has incurred any liability to the PBGC under ERISA.

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7.14                    Other Representations In Loan Documents.  All other representations and warranties contained in this Agreement and the Loan Documents are true and correct.

7.15                    Nature of Representations and Warranties.  Borrower certifies to Bank that all representations and warranties made in this Agreement and all other Loan Documents are true and correct in all material respects and do not contain any untrue statement of a material fact or omit any material fact necessary to make the representations and warranties not misleading.  All representations and warranties will remain true and correct in all material respects and will survive so long as any of Borrower's obligations have not been satisfied or the Loan or any part of it remains outstanding, and for any applicable statute of limitations period.  Each representation and warranty made in this Agreement, in any other Loan Documents, and in any other document delivered to Bank by Borrower or any Loan Party, will be deemed to have been relied on by Bank, regardless of any investigation, inspection, or inquiry made by Bank or any related disbursement made by Bank.  The representations and warranties that are made to the best knowledge of Borrower have been made after diligent inquiry calculated to ascertain the truth and accuracy of the subject matter of each representation and warranty.

8           AFFIRMATIVE COVENANTS OF BORROWER.  Borrower agrees that so long as Borrower is indebted to Bank, Borrower will, unless Bank shall otherwise waive in writing:

8.1                      Inspections.  Allow Bank to conduct inspections and examinations of accounts receivable and inventory at such times and on such frequency as Bank deems necessary; provided, however, that Bank shall in any case conduct an annual examination of accounts receivable and inventory during such periods of time that the outstanding principal balance of the Line of Credit exceeds $500,000.00. All such inspections may be performed by outside consultants hired by Bank for such purposes and Borrower will, upon demand by Bank, reimburse Bank for all such cost of inspection, including any fees and costs incurred for the use of such outside consultants.

8.2                      Additional Assignments.  Execute and deliver to Bank any documents reasonably requested by Bank to specifically assign to Bank any contracts or proceeds from contracts arising out of or evidencing any sale of Borrower’s inventory which are subject to Bank's Security Interest.

8.3                      Rights and Facilities.  Maintain and preserve all rights, franchises and other authority adequate for the conduct of Borrower’s business; maintain Borrower’s properties, equipment and facilities in good order and repair; conduct Borrower's business in an orderly manner without voluntary interruption.

8.4                      Insurance.  Maintain public liability, property damage and workers' compensation insurance, and insurance on all Borrower's insurable property against fire and other hazards with responsible insurance carriers to the extent usually maintained by similar businesses, as required by the Insurance Agreement, each identifying Bank as Loss Payee.

8.5                      Taxes and Other Liabilities.  Pay and discharge, before the same become delinquent and before penalties accrue thereon, all taxes, assessments and governmental charges upon or against Borrower or any of Borrower’s properties, and all Borrower’s other liabilities at any time existing, except to the extent and so long as:

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8.5.1                                The same are being contested in good faith and by appropriate proceedings in such manner as not to cause any materially adverse effect upon Borrower’s financial condition or the loss of any right of redemption from any sale thereunder; and

8.5.2                                Borrower shall have set aside on Borrower’s books reserves (aggregated to the extent required by generally accepted accounting practice) deemed by  Borrower adequate with respect thereto.

8.6                      Financial Covenants and Ratios.  Comply with the following covenants and ratios, on a LIFO Inventory Basis, each of which shall be measured on a consolidated basis with all Subsidiaries:

8.6.1                                Maintain a minimum Debt Service Coverage Ratio of not less than1.20 to 1:00, measured annually as of the end of each of Borrower’s fiscal years, on a trailing twelve month basis;

8.6.2                                Maintain a maximum Debt to Tangible Net Worth Ratio of 3:00 to 1:00, measured as of June 30, 2009 and as of the last day of each calendar quarter thereafter;

8.6.3                                Maintain a minimum Current Ratio of 1.20 to 1:00, measured as of June 30, 2009 and as of the last day of each calendar quarter thereafter;

8.6.4                                Maintain a minimum Tangible Net Worth of $6,000,000.00 as of the end of each fiscal year.

8.7                      Records and Reports. Maintain on a consistent basis a standard and modern system of accounting, in accordance with GAAP, permit Bank's representatives to have access to, and to examine Borrower's properties, books and records at all reasonable times, and to furnish Bank:

8.7.1                                As soon as available, and in any event within forty-five (45) days after the close of each calendar quarter commencing with the calendar quarter ending June 30, 2009, as of the last day of such quarter:

8.7.1.1                                       a consolidated balance sheet and profit and loss statement of the Borrower, covering operations for the portion of the fiscal year ending on the last day of such quarter, all in reasonable detail on a basis consistently maintained and certified by Borrower to be true and correct, subject, however, to year-end adjustments, except that for the last quarter of each fiscal year, said balance sheet and profit and loss statement shall be due within one hundred twenty (120) days after the close of that quarter;

8.7.2                                Within thirty (30) days after the end of each calendar month, as of the last day of the month:

8.7.2.1                                        a Borrowing Base Certificate, in form reasonably satisfactory to Bank, certified by Borrower to be true and correct.

8.7.2.2                                        an Accounts Receivable Aging, in form reasonably satisfactory to Bank, certified by Borrower to be true and correct;

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8.7.2.3                                           an Accounts Payable Aging, in form reasonably satisfactory to Bank, certified by Borrower to be true and correct;

8.7.2.4                                           an Inventory Report, in form reasonably satisfactory to Bank, certified by Borrower to be true and correct; and

8.7.2.5                                           a work in progress schedule, in form reasonable satisfactory to Bank, certified by Borrower to be true and correct.

8.7.3                                As soon as available, and in any event within forty-five (45) days after the close of each calendar quarter commencing with the calendar quarter ending June 30, 2009, as of the last day of such quarter, and within one hundred twenty (120) days after Borrower’s fiscal year end, a Certificate of Compliance, in form satisfactory to Bank, signed by a corporate officer of Borrower:

8.7.3.1                                                         showing for each of the Financial Covenants and Ratios to be met by Borrower pursuant to Section 8.6 above, calculating each Financial Covenant and Ratio as of that quarter end or year end, as applicable, and certifying Borrower’s compliance, or non-compliance, as the case may be with the same; and

8.7.3.2                                                         certifying Borrower’s compliance, in all material respects, if true, with all other terms and conditions in this Agreement and the Loan Documents, and to the extent Borrower is in material violation or in material non-compliance with any of the terms and conditions of this Agreement or the Loan Documents, stating such provisions and the nature and extent of such violation or non-compliance.

8.7.4                                As soon as available, and in any event within one hundred twenty (120) days after the close of each Borrower’s fiscal year commencing with the fiscal year ended December 31, 2008, CPA audited consolidated financial statements of the Borrower, as of the close of and for such fiscal year, in reasonable detail, showing consolidating entries, with the opinion of accountants satisfactory to Bank;

8.7.5                                Promptly upon receipt thereof, copies of any reports submitted to Borrower or any Subsidiary by independent certified public accountants in connection with examination of the financial statements of Borrower or any Subsidiary made by such accountants.

8.7.6                                Simultaneously with the delivery of the annual financial statement referred to in Section 8.7.4, a certificate of an officer of Borrower to the effect that Borrower has obtained no knowledge of any condition or event which constitutes a Default or Event of Default, or if such accountants shall have obtained knowledge of any such condition or event, specifying in such certificate each such condition or event of which they have knowledge and the nature and status thereof.

8.7.7                                As soon as possible, and in any event within thirty (30) days after Borrower or any Subsidiary knows or has reason to know that any circumstances exist that constitute grounds entitling the PBGC to institute proceedings to terminate a Plan subject to ERISA with respect to Borrower or any Subsidiary, and promptly but in any event within two (2) Business Days of receipt by Borrower or any Subsidiary of notice that the PBGC intends to terminate a Plan or appoint a trustee to administer the same, and promptly but in any event within five (5) Business Days of the receipt of notice concerning the imposition of withdrawal liability in excess of $10,000.00 with respect to Borrower or any Subsidiary, the affected entity will deliver to the Bank a certificate of its chief financial officer setting forth all relevant details and the action which the Borrower proposes to take with respect thereto.

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8.7.8                                Promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan, credit, or similar agreement and not otherwise required to be furnished to the Bank pursuant to any other clause of this Section 8.7;

8.7.9                                Such other information relating to the affairs of Borrower or any Subsidiary as Bank reasonably may request from time to time.

8.8                      Notice of Default.  Promptly, and in any event within ten (10) days of the occurrence thereof, notify the Bank in writing of the occurrence of any Event of Default under this Agreement or under any of the Loan Documents or any event which upon notice and lapse of time would be an Event of Default.

8.9                      Litigation.  Promptly, and in any event within ten (10) days of the occurrence thereof, notify Bank in writing of any litigation commenced or threatened affecting Borrower, any Subsidiary, or any of the Collateral securing the Loan, seeking damages in excess of $25,000.

8.10                    Primary Banking Relationship.  Borrower shall maintain its primary banking relationship with Bank.

9           NEGATIVE COVENANTS OF BORROWERS.  Borrower agrees that so long as Borrower is indebted to Bank, Borrower will not, without Bank's written consent, which will not be unreasonably withheld:

9.1                      Outside Indebtedness.  Create, incur, or assume any indebtedness for borrowed moneys other than loans from Bank; or sell or transfer, either with or without recourse, any accounts or notes receivable or any moneys due; provided, however, that Borrower may finance accounts and inventory of foreign subsidiaries so long as said accounts and inventory are not considered “eligible” accounts or “eligible” inventory for purposes of calculation of the Borrowing Base, and the borrowing structure has been previously approved by Bank, which approval shall not be unreasonably withheld.

9.2                      Liens and Encumbrances. Create, incur, or assume any mortgage, pledge, encumbrance, lien or charge of any kind (including the charge upon property at any time purchased or acquired under conditional sale or other title retention agreement)  upon any asset now owned, or hereafter acquired by either Borrower, other than liens for taxes not delinquent and liens in Bank's favor.

9.3                      Guaranties, Etc.  Except in the normal course of business with respect to the provision of goods and services to customers, assume, guaranty, endorse, or otherwise be or become directly or contingently responsible or liable, or permit any Subsidiary to assume, guaranty, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or net worth, or otherwise to assure the creditors of any Person against loss) for obligations of any Person, except guaranties by endorsement of negotiable instruments for deposits or collection or similar transactions in the ordinary course of business.

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9.4                      Loans, Investments, Secondary Liabilities.  Make any loans or advances to any Person (including without limitation, any Subsidiary) other than in the ordinary and normal course of Borrower’s business, or make any investment in the securities of any Person other than the United States Government; or guarantee or otherwise become liable upon the obligation of any Person, except by endorsement of negotiable instruments for deposit or collection in the ordinary and normal course of its business, unless previously approved by Bank in writing, which approval shall not be unreasonably withheld.

9.5                      Dividends. Pay any dividends on common stock.

9.6                      Transactions With Affiliates. Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, or permit any Subsidiary to enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

9.7                      Continuity of Operations.  Engage in any business activities substantially different than Borrower’s existing business, or cease operations, liquidate, merge, transfer, acquire or consolidate with any other entity, change ownership, dissolve or transfer or sell any of the Personal Property Collateral outside of the ordinary course of business, unless such merger, transfer, acquisition or consolidation does not result in a Change of Control.

9.8                      Project Financing. Notwithstanding anything to the contrary herein, Subsidiaries located outside the United States may engage in any of the activities listed in Sections 9.1, 9.2, 9.3 and 9.4 above in connection with the financing of solar projects or the financing of project-specific special purpose entities owned by Borrower or Subsidiaries located outside the United States that have been created to hold such solar projects so long as such project financing will not have recourse against the Borrower

10           EVENTS OF DEFAULT.  The occurrence of any one of the following events of default beyond any applicable Cure Period (the "Events of Default") shall, at Bank's option, terminate Bank's commitment to lend under this Agreement and under the Loan Documents and make all principal, interest and other amounts then owing under the Line of Credit and the Loan Documents immediately due and payable, all without demand, presentment or further notice, all of which are hereby expressly waived:

10.1                      Failure to Pay Notes.  Failure to pay any payment of principal or interest on any Indebtedness of Borrower to Bank when due.

10.2                      Breach of Covenant.  The breach by Borrower of any covenant or condition under this Agreement or any of the Loan Documents, or the failure of Borrower to perform any other term or condition of this Agreement or any of the Loan Documents.

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10.3                      Breach of Warranty.  Any representations or warranties made herein or in any of the Loan Documents, or any statement or certificate at any time given in writing pursuant hereto or in connection herewith, shall be false or misleading in any material respect, or become false or misleading at any time.

10.4                      Defective Collateralization.  This Agreement or any of the Loan Documents ceases to be in full force and effect (including failure of the Security Documents to create a valid and perfected security interests in first priority position, subject only to the Approved Prior Liens) at any time and for any reason.

10.5                      Insolvency; Receiver or Trustee.  Borrower or any Subsidiary shall become insolvent; or admit the inability to pay debts as they mature; or make an assignment for the benefit of creditors; or apply for or consent to the appointment of a receiver or trustee for a substantial part of their property or business.

10.6                      Judgments, Attachments.  Any money judgment, writ or warrant of attachment, or similar process shall be entered or filed against Borrower or any Subsidiary’s assets and shall remain unvacated, unbonded or unstayed for a period a ten (10) days after notice of entry or notice of attachment, or in any event later than five days prior to the date of any proposed sale thereunder.

10.7                      Insolvency Proceeding.  Any Insolvency Proceeding shall be instituted by or against Borrower or any Subsidiary.

10.8                      Adverse Change.  A material adverse change occurs (i) in Borrower or any Subsidiary’s financial condition, or (ii) with respect to Borrower or any Subsidiary which could reasonably be expected to result in the material impairment of prospect of payment or performance of the Line of Credit.  Without limiting the generality of the foregoing, an Acquisition that is not approved by Bank may be deemed a material adverse change if the Bank determines that the Acquisition could reasonably be expected to result in the material impairment of prospect of payment or performance of the Line of Credit.

10.9                      Default Under Other Obligations.  The occurrence of any event of default beyond any applicable notice and cure period by Borrower or any Subsidiary under any other obligation for borrowed money, to the extent such event of default would allow the payee thereunder to accelerate payment of the indebtedness.

10.10                    Right to Cure.  If any Event of Default is curable, and if Borrower has not been given a notice of a similar default within the preceding twelve (12) months, it may be cured (and no Event of Default will have occurred) if Borrower, after receiving a Notice of Default, cures such default within the Cure Period.

11           RIGHTS AND REMEDIES UPON DEFAULT.  If an Event of Default occurs under this Agreement, at any time thereafter, Bank shall have and may exercise any or all rights and remedies it may have available at law, in equity, or in any of the Loan Documents, including with out limitation, all the rights and remedies of a secured party under the Uniform Commercial Code, and under each of the Loan Documents.  In addition and without limitation, Bank may, without further notice, declare the entire Indebtedness, including any prepayment penalty which Borrower would be required to pay, immediately due and payable (the “Acceleration Right”), and without further notice, may terminate any obligation under this Agreement to make any further Advances under the Line of Credit or to issue Letters of Credit.  All of Bank's rights and remedies, whether evidenced by this Agreement or the Loan  Documents or by any other writing, or at law or in equity, shall be cumulative and may be exercised singularly or concurrently. The election by Bank to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of any Loan Party under any of the Loan Documents, after the Loan Party’s failure to perform, shall not affect Bank's right to declare a default and to exercise its remedies.

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12           MISCELLANEOUS PROVISIONS.

12.1                      Notices.  Any notice to be given or other document to be delivered by any party to the other or others hereunder, may be delivered in person to an officer of any party, or may be deposited in the United States first class mail, with postage prepaid, or by Federal Express or other similar overnight delivery service, or by facsimile machine or email if concurrently delivered by another permissible method set forth in this Section, and addressed to the party for whom intended, as set forth in Exhibit I which is attached hereto and incorporated herein by this reference. Any party hereto may from time to time, by written notice to the other, designate a different address which shall be substituted for the one above specified.  Unless otherwise specifically provided for herein, all notices, payments, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given and received (i) upon personal delivery, or (ii) as of the third business day after mailing by United States first class mail, postage prepaid, addressed as set forth above, (iii) the immediately succeeding Business Day after deposit with Federal Express or other similar overnight delivery system, or (iv) upon confirmation of receipt if delivered by facsimile machine or email.

12.2                      Survival.  All covenants, representations, warranties and other agreements under this Agreement to be performed or relating to the period shall survive the consummation of the transactions contemplated by this Agreement.

12.3                      Attorneys' Fees.  Borrower agrees to pay upon demand all of Bank's reasonable out-of-pocket expenses, including reasonable attorneys' fees, incurred in connection with the preparation, execution, enforcement and collection of this Agreement and the Loan Documents or in connection with the loans made pursuant to this Agreement and the Loan Documents, or in connection with any additional documents or agreements that may be reasonably required in connection with this Agreement. Bank may pay someone else to help collect the loans and to enforce this Agreement and the Loan Documents, and Borrower will pay that amount, including, Bank's reasonable attorneys' fees and Bank's legal expenses, including expert witness fees and consultant fees, whether or not there is a lawsuit, including attorneys' fees, expert witness fees and consultant fees for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services.  Borrower also will pay court costs, in addition to all other sums provided by law.

12.4                      Further Assurances.  The parties hereto hereby agree to execute such other documents and take such other action as may be reasonably necessary to further the purposes of this Agreement and the Loan Documents.

12.5                      Time of Essence.  Time is expressly declared to be of the essence in this Agreement and of the Loan Documents and of every provision hereof in which time is an element.

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12.6                      Governing Law; Venue.  This Agreement has been negotiated and entered into in the State of California, and shall be governed by, construed and enforced in accordance with the internal laws of the State of California, applied to contracts made in California by California domiciliaries to be wholly performed in California.  Venue for any action to be filed in connection with this Agreement shall be in Sacramento County, California.

12.7                      Remedies Are Cumulative.  All remedies provided to Bank in this Agreement are cumulative and non-exclusive and shall be in addition to any and all other rights and remedies provided by law or in equity.

12.8                      Waiver.  No breach of any provision hereof can be waived unless in writing.  Waiver of any one breach of any provision hereof shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

12.9                      Indemnity. Borrower hereby agrees to defend, indemnify, and hold the Bank harmless from and against any and all claims, damages, judgments, penalties, costs, and expenses (including attorney fees and court costs now or hereafter arising from the aforesaid enforcement of this clause) arising directly or indirectly from the activities of Borrower and its Affiliates and Subsidiaries, their predecessors in interest, or third parties with whom it has a contractual relationship, or arising directly or indirectly from the violation of any environmental protection, health, or safety law, whether such claims are asserted by any governmental agency or any other person. This indemnity shall survive termination of this Agreement.

12.10                    Assignment.  The terms of this Agreement will be binding on and inure to the benefit of successors and assigns of the parties.  Notwithstanding the foregoing, Borrower will not assign Borrower’s rights under this Agreement, or under any of the Loan Documents, without the prior written consent of Bank.  Bank may at any time assign its rights under this Agreement, and its interest in any of the Loan Documents, to any Person and the assignee will assume the obligations of Bank, and Bank will have no further obligation of any nature.  In that case, the provisions of this Agreement will continue to apply to the Line of Credit and the assignee will be substituted in the place and stead of Bank, with all rights, obligations, and remedies of Bank, including, without limitation, the right to further assign its rights under this Agreement and its interest in any of the Loan Documents.  In addition, Bank and any assignee of Bank, may at any time assign a participation interest in the Line of Credit to any other party without Borrower’s prior consent.

12.11                    Captions and Interpretations.  Titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.  No provision in this Agreement is to be interpreted for or against either party because that party or his legal representative drafted such provision.

12.12                    Incorporation of Exhibits and Recitals.   All exhibits and schedules attached to this Agreement are incorporated into this Agreement as though fully set forth herein.  All recitals set forth in the Recital section of this Agreement are incorporated herein and are deemed to be true and correct as of the Effective Date.

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12.13                    Failure or Indulgence Not Waiver.  No failure or delay on the part Bank or any holder of the Notes issued hereunder, in the exercise of any power, right or privilege hereunder or under any of the Loan Documents, shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing under this Agreement or any of the Loan Documents, are cumulative to, and not exclusive of, any rights or remedies otherwise available.

12.14                    Amendments.  This Agreement, together with the Loan Documents, constitutes the entire understanding and agreement of the parties as to the matters set forth in this Agreement.  No alteration of or amendment to this Agreement shall be effective unless given in writing and signed by the party or parties sought to be charged or bound by the alteration or amendment.

12.15                    Information.  Borrower agrees that Bank may provide any financial or other information, data or material in Bank’s possession relating to Borrower, this Agreement and the Loan, or any property securing the Loan, to Bank’s parent, affiliate, subsidiary, participants or service providers, without further notice to Borrower.

12.16                    Jury Trial Waiver   THE PARTIES ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES.  TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE INDEBTEDNESS, AND ANY OF THE LOAN DOCUMENTS, OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

Initials:  __________ [Insert initials of parties].

12.17                    Judicial Reference Provision.

12.17.1                            In the event the Jury Trial Waiver set forth in Section 12.16above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

12.17.2                            With the exception of the items specified in Section 12.17.3, below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement, the Indebtedness, or any of the Loan Documents, or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Bank Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Bank Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

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12.17.3                            The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

12.17.4                            The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted.  Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

12.17.5                            The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

12.17.6                            The referee will have power to expand or limit the amount and duration of discovery.  The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

12.17.7                            Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding.  All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

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12.17.8                            The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference.  Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive.  The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee.  The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

12.17.9                            If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration.   The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

12.17.10                          THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT, THE INDEBTEDNESS, THE LOAN DOCUMENTS, OR THE OTHER BANK DOCUMENTS.

12.18                    Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument, with the same effect as if all parties had signed the same signature page. The parties authorize removal of the signature page of this Agreement from any counterpart copy and the attachment of all signature pages to a single counterpart copy so that the signatures of all those signing will be physically attached to the same document.  Delivery of an executed counterpart of this Agreement by facsimile or email shall be equally as effective as delivery of an originally executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by facsimile or email shall also deliver an originally executed counterpart of this Agreement, but failure to deliver an originally executed counterpart shall not affect the validity, enforceability or binding effect of this Agreement.

[Signatures begin on following page.]

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This Loan Agreement is executed as of date first state above but is effective on the Effective Date.

BORROWER:	PREMIER POWER RENEWABLE ENERGY, INC.,
a Delaware corporation

By:______________________________________
Dean Marks
President and Chief Executive Officer

BANK:	UMPQUA BANK, an Oregon corporation

By:______________________________________
George
Diesch
Vice President

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EXHIBIT LIST

A.	Defined Terms
B.	Form of Note
C.	Form of Note Modification for Guidance Line Increases
D.	Form of Security Agreement (Borrower)
E.	Form of Security Agreement (Bright Futures)
F.	Form of Security Agreement (Premier Power California)
G.	Form of Security Agreement (Premier Power Spain)
H.	Pending Litigation
I.	Addresses for Notices
J.	Approved Prior Liens

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EXHIBIT A

DEFINED TERMS

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EXHIBIT A

DEFINED TERMS

The following words shall have the following meanings when used in this Loan Agreement:

Acceleration Right is defined in Section 11 of the Agreement.

Accounts Payable Aging means a detailed listing, in form satisfactory to Bank, of all outstanding accounts payable of Borrower as of the prior quarter end, with each invoice aged from invoice date.

Accounts Receivable Aging means a detailed listing, in form satisfactory to Bank, of all outstanding accounts receivable of Borrower as of the prior quarter end, with each invoice aged from the date it became 90 days past due.

Accounts Receivable Borrowing Base means an amount equal to the sum of eighty percent (80%) of Ordinary Eligible Accounts, eighty percent (80%) of Eligible Utility Rebate Accounts and fifty percent (50% of Extended Eligible Utility Rebate Accounts, each as of the measuring date.

Act is defined in Section 2.14 of the Agreement.

Advance means a disbursement of Loan Funds under the Line of Credit.

Acquisition is defined in Section 3 of the Agreement.

Affiliate means any Person (1) which directly or indirectly controls, or is controlled by, or is under common control with Borrower or a Subsidiary; (2) which directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of Borrower or any Subsidiary; or (3) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by Borrower or a Subsidiary. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

Aggregate Letter of Credit Exposure means the aggregate of the principal amounts (reduced by any partial draws) of all Letters of Credit issued pursuant to this Agreement.

Agreement means this Loan Agreement, as may be amended or modified from time to time, together with all exhibits and schedules attached from time to time to this Loan Agreement.

Approved Prior Liens are those liens listed on Exhibit J attached hereto.

Authorized Persons means the following Persons who are authorized to request Advances under the Line of Credit:

Unlimited authority: Any one of Dean Marks, Teresa Kelley or Miguel De Anquin

Authority of $50,000 or below: Any one of Dean Marks, Teresa Kelley, Miguel De Anquin or Sarilee Marks

Bank means UMPQUA BANK, and its successors and assigns.

Bank Documents is defined in Section 12.17.2 of this Agreement.

Borrower means PREMIER POWER RENEWABLE ENERGY, INC., a Delaware corporation.

Borrower Certificate of Secretary means that certain Certificate of Secretary (Articles and By-Laws) dated the same date as this Agreement, executed and delivered by the corporate secretary of Borrower, in favor of Bank, attaching copies of the Borrower Articles of Incorporation and Bylaws, and Statement of Information and certifying those copies to be true and correct.

Borrower Collateral means all Personal Property Collateral of Borrower.

Borrower Corporate Resolution means a Certificate of Secretary of Borrower, dated as of the same date as this Agreement, in form satisfactory to Bank, executed and delivered by the corporate secretary of Borrower and the authorized officers of Borrower in favor of Bank, documenting a meeting of the Board of Directors of Borrower authorizing Borrower to enter into this Agreement, execute the Loan Documents, and pledge collateral to secure the Indebtedness.

Borrower Financing Statement means a UCC-1 financing statement showing Borrower, as debtor, and Bank, as secured party, describing as collateral the Borrower Collateral, filed with the Delaware Secretary of State.

Borrower Security Agreement means that certain Commercial Security Agreement , in substantially the form of Exhibit D attached hereto, to be executed by Borrower, as grantor, in favor of Bank, as secured party, granting to Bank a Security Interest in the Borrower Personal Property Collateral to secure the Indebtedness.

Borrower Security Interest means the security interests in the Borrower Personal Property Collateral granted to Bank by Borrower pursuant to the Borrower Security Agreement.

Borrower’s Books means and includes, with respect to Borrower (as the context requires) all of books and records including but not limited to minute books of Borrower; ledgers; records indicating, summarizing or evidencing Borrower’s assets, (including, without limitation, the Accounts) liabilities, business operations or financial condition, and all information relating thereto, computer programs; computer disk or tape files; computer printouts; computer runs; and other computer prepared information and equipment of any kind.

Borrowing Base means the Accounts Receivable Borrowing Base plus the Inventory Borrowing Base.

Borrowing Base Certificate means a certificate, prepared by Borrower, in form satisfactory to Bank, calculating the Borrowing Base as of the end of business on the Borrowing Base Date, and certified by Borrower as being true and correct.

Borrowing Base Date means the date as of which the Borrowing Base is calculated, which date shall be the last day of each calendar month.

Bright Futures means BRIGHT FUTURES TECHNOLOGIES, LLC, a Nevada limited liability company, qualified to do business in California.

Bright Futures Authorizations means the Certificate of Limited Liability Authorization to Grant Security, executed by the authorized agent(s) of Bright Futures.

Bright Futures Collateral means all Personal Property Collateral of Bright Futures.

Bright Futures Financing Statement means a UCC-1 financing statement showing Bright Futures, as debtor, and Bank, as secured party, describing as collateral the Bright Futures Collateral, filed with the Nevada Secretary of State.

Bright Futures Security Agreement means that certain Commercial Security Agreement , in substantially the form of Exhibit E attached hereto, to be executed by Bright Futures, as grantor, in favor of Bank, as secured party, granting to Bank a Security Interest in the Bright Futures Personal Property Collateral to secure the Indebtedness.

Bright Futures Security Interest means the security interests in the Bright Futures Personal Property Collateral granted to Bank by Bright Futures pursuant to the Bright Futures Security Agreement.

Business Day means any day other than Saturday, Sunday, or public holiday or the equivalent for banks generally under the laws of California. Whenever any payment to be made or notice to be given under this Agreement or any of the Loan Documents is stated to be due on a day other than a Business Day, that payment or notice may be made or given on the next succeeding Business Day, and that extension of time will, in the case of payment, be included in the computation of payment of interest. However, if the extension would cause the payment to be made in a new calendar month, that payment will be made on the next preceding Business Day, and interest will be payable for the shorter period.

Capital Lease means all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP.

Cash Flow means the sum of Net Profits, Non-Cash Stock Based Compensation Expense, depreciation, depletion and amortization expense, interest expense and any other Bank-approved non-cash expense, nonrecurring or other expense, minus distributions, withdrawals and dividends made during the measurement period.

CCP is defined in Section 12.17.3 of this Agreement.

Certificate of Secretary means that certain Certificate of Secretary (Articles and By-Laws) dated the same date as this Agreement, executed and delivered by the corporate secretary of any Loan Party that is a corporation, in favor of Bank, attaching copies of that Loan Party’s Articles of Incorporation and By-Laws, and Statement of Information and certifying those copies to be true and correct.

.
Change in Control means a transfer of the direct or indirect power to vote thirty percent (30%) or more of any class of the voting securities issued by the Borrower to any single transferee, together with the removal or resignation of Dean Marks and Miguel Deanquin from the Board of Directors of Borrower.

Claim is defined in Section 12.17.2 of this Agreement.

Closing Date means the date on which Bank makes the Initial Line of Credit Advance.

Code means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.

Collateral means all collateral for the Loan, as set forth in Section 4 of this Agreement.

Commonly Controlled Entity means an entity, whether or not incorporated, which is under common control with Borrower or any Subsidiary within the meaning of Section 414(b) or 414(c) of the Code.

Compliance Certificate means a certificate, executed by an authorized officer of the Borrower tendering such certificate, in form satisfactory to Bank, stating that the Borrower is in compliance with all terms and conditions of this Agreement and the Loan Documents.

Conditions Precedent to Disbursement means all conditions precedent to any obligation of Bank to make the Loan Disbursement, as set forth in Section 6 of this Agreement.

Corporate Resolution means a Certificate of Secretary of a Loan Party that is a corporation, dated as of the same date as this Agreement, in form satisfactory to Bank, executed and delivered by the appropriate officers of that Loan Party in favor of Bank, documenting a meeting of the Board of Directors of Borrower authorizing Borrower to enter into this Agreement, execute the Loan Documents, and/or pledge collateral to secure the Line of Credit.

Court is defined in Section 12.17.2 of this Agreement.

Cure Period means (i) for an Event of Default under Section 10.1 of the Agreement, a period of five (5) Business Days after receipt of a Notice of Default; or (ii) for an Event of Default that is not an Event of Default under Section 10.1 of the Agreement, a period of fifteen (15) Business Days after receipt of a Notice of Default; or (iii) for an Event of Default that is not an Event of Default under Section 10.1 or a violation of any of the Financial Covenants and Ratios, and the Event of Default reasonably requires more than fifteen (15) Business Days to cure, such additional time as may be reasonable and necessary to effect such cure, provided that Borrower immediately initiates steps which Bank deems, in Bank’s sole discretion, to be sufficient to cure the Event of Default and thereafter continues and completes all reasonable necessary steps sufficient to produce compliance as soon as reasonably practical.

Current Assets shall have the meaning defined under GAAP.

Current Liabilities shall have the meaning defined under GAAP, plus the long-term portion of any revolving lines of credit.

Current Ratio means that ratio the numerator of which is Borrower’s Current Assets as of the measuring date, and the denominator of which is Borrower’s Current Liabilities as of the measuring date.

Debt means, as of any applicable date of determination, all items of indebtedness, obligation or liability of Borrower and the Subsidiaries, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP. In the case of Borrower, the term "Debt" shall include, without limitation, the Indebtedness.

Debt Service means all regularly scheduled payments of or principal on all long-term debt, plus interest expense, plus debt service on all other obligations of the Borrower and the Subsidiaries, measured at the end of each fiscal year on a twelve-trailing-month basis.

Debt Service Coverage Ratio means a ratio, expressed as a fraction, the numerator of which is Cash Flow, and the denominator of which is Debt Service.

Debt to Tangible Net Worth Ratio means that ratio of which the numerator is Debt, as of the measuring date, and the denominator is Tangible Net Worth as of the measuring date.
Default means any event or occurrence that, with the giving of notice or the passage of time, would be an Event of Default.

Default Provisions. The term “Default Provisions” means the provisions set forth in Section 10 of this Agreement.

Default Rate means the interest rate per annum which is five percent (5.00%) above the interest otherwise to be charged under the Note.

EBITDA means the consolidated earnings of Borrower and the Subsidiaries before interest, taxes, depreciation and amortization, which shall be calculated as follows: the consolidated Net Profit of Borrower and the Subsidiaries for the measuring period, plus interest, taxes, and depreciation and amortization expensed for that period, all on a consolidated basis.

Effective Date means the Closing Date.

Eligible Utility Rebate Accounts means accounts that are less than 90 days past the date of the original invoice therefor, with respect to which funds for the payment therefor have been reserved by the issuing authority, and that have been assigned by Borrower’s customer to Borrower pursuant to documentation provided to and approved by Bank.

Entity Authorizations means the LLC Authorizations, the Certificates of Secretary, and the Corporate Resolutions.

ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

Event of Default. The term “Event of Default” means any of the Events of Default set forth in Section 10 of this Agreement.

Extended Eligible Utility Rebate Accounts means accounts that are more than 90 but less than 180 days past the date of the original invoice therefor, with respect to which funds for the payment therefor have been reserved by the issuing authority, and that have been assigned by Borrower’s customer to Borrower pursuant to documentation provided to and approved by Bank.

Financial Covenants and Ratios means those certain affirmative financial covenants and ratios of Borrower as set forth in Section 8.6 of this Agreement.

Financial Statements means any and all balance sheets of Borrower and statements of income and expenses from the operation of the Borrower, and all statements of changes of financial position of Borrower, and all other financial information provided to Bank by Borrower regarding the financial condition of Borrower.

Financing Statement means a UCC-1 financing statement showing Borrower, as debtor, and Bank, as secured party, describing as collateral the Personal Property Collateral, filed with the California Secretary of State.

GAAP means, as of any applicable period, generally accepted accounting principles in effect during such period.

Guidance Line Increase is defined at Section 3 of this Agreement.

Guidance Line Increase Documents is defined at Section 3 of this Agreement.

Indebtedness means the indebtedness evidenced by the Line of Credit issued pursuant to this Agreement, including all principal and interest, together with all other indebtedness and costs and expenses for which Borrower is responsible under this Agreement or under any of the Loan Documents. The word “Indebtedness” also includes all other obligations, debts and liabilities, plus interest thereon, of Borrower to Bank, as well as all claims by Bank against Borrower, whether existing now or later; whether they are voluntary or involuntary, due or not due, direct or indirect, absolute or contingent, liquidated or unliquidated; whether Borrower may be liable individually of jointly with others; whether Borrower may be obligated as guarantor, surety, accommodation party or otherwise; whether recovery upon such indebtedness may be or hereafter may become barred by any statute of limitations; and whether such indebtedness may be or hereafter may become otherwise unenforceable.

Initial Line of Credit Advance means the first disbursement under the Line of Credit, and shall include, at a minimum, amounts sufficient to satisfy and discharge all Prior Liens other than the Approved Prior Liens.

Insolvency Proceeding means and includes any proceeding or case under any provisions of the United States Bankruptcy Code, as amended, or any other bankruptcy or insolvency law, including, but not limited to assignments for the benefit of creditors, formal or informal moratoriums, composition or extensions with some or all creditors, any proceeding seeking a reorganization, arrangement or any other relief under the United States Bankruptcy Code, as amended, or any other bankruptcy or insolvency law.

Insurance Agreement means an Agreement to Provide Insurance, in form satisfactory to Bank, to be executed and delivered by Borrower (and, if required by Bank, each Subsidiary that is pledging Collateral to secure the obligations of Borrower), whereby Borrower agrees to maintain insurance satisfactory to Bank, and provide proof of insurance, satisfactory to Bank, in connection with the Personal Property Collateral, and naming Bank as loss payee.

Insurance Policies means those insurance policies and binders as may be required pursuant to the Insurance Agreement.

Intangible Assets shall have the meaning defined under GAAP.

Intervening Lien means a Lien which arises after the Effective Date, or which arose prior to the Effective Date and which was not disclosed to Bank, and which attaches or may attach to the Personal Property Collateral, and which has or may create an interest in the Personal Property Collateral that is or may be senior in priority to the Bank’s Security Interest.

Inventory Borrowing Base means an amount equal to fifty percent (50%) of Ordinary Eligible Inventory and sixty-five percent (65%) of Non-Speculative Inventory, each as of the measuring date.

Inventory Report means a listing of Borrower’s inventory, in form satisfactory to Bank, as of the last day of each calendar quarter.

Landlord’s Release and Waiver means, individually and collectively, certificates in form and substance satisfactory to Bank, executed by the landlord under each lease pursuant to which Borrower now or in the future occupies premises, including but not limited to the following:

(A)	a certificate executed by 33 Partners, Inc., with respect to the premises located at 2555 Townsgate Road, Second Floor, Thousand Oaks, California

(B)	a certificate executed by MKJ - McCalla Investments, ,LLC, with respect to the premises located at 1020 Nevada Street, Unit 201, Redlands, California

(C)	a certificate executed by the Wagner Family LP, with respect to the premises located at 4961 Windplay Drive, Suite 100, El Dorado Hills, California
.
Letter of Credit Sublimit means the maximum Aggregate Letter of Credit Exposure, which shall not at any time exceed $5,000,000.00.

Letters of Credit shall have the meaning ascribed at Section 5 hereof (each, a “Letter of Credit”).

Lien means any security interest, mortgage, pledge, lien, hypothecation, judgment lien or similar legal process, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of the lessors under Capitalized Leases and the interest of a vendor under any conditional sale or other title retention agreement).

LIFO Inventory Basis means a method of accounting for inventory on a last in, first out basis in accordance with GAAP.

Line of Credit means the revolving line of credit loan to be made to Borrower pursuant to the terms of this Agreement, and which is more particularly described in Section 2 of this Agreement.

LLC Authorizations means, as to each Subsidiary that is a limited liability company, a Certificate of Limited Liability Authorization to Grant Security, executed by the authorized agent(s) of that limited liability company, including but not limited to the Bright Futures Authorization.

Loan Documents means all documents and agreements executed in connection with the Loan, each as it may be extended, amended, modified, superseded, extended or replaced from time to time.

Loan Parties means the Borrower and the Subsidiaries (each a “Loan Party”).

Maturity Date is defined in Section 2.9 of this Agreement and is the dated on which any obligation of the Bank to make Advances under the Line of Credit or to issue Letters of Credit terminates and on which date all principal, interest and other amounts owing under the Line of Credit shall be due and payable in full.

Maximum Borrowing Availability means the lesser of (i) the Maximum Line Amount, or (ii) the Borrowing Base, as of the measuring date.

Maximum Line Amount means, initially, Seven Million and 00/100 Dollars ($7,000,000.00), subject to increase as Guidance Line Increases occur; provided, however that in no event shall the Maximum Line Amount exceed Twelve Million and 00/100 Dollars ($12,000,000.00).

Multiemployer Plan means a Plan described in Section 4001(a)(3) of ERISA.

Net Profits means the consolidated net income (or loss) of Borrower and the Subsidiaries for any period of determination, determined in accordance with GAAP but excluding in any event:

a.           any gains or losses on the sale or other disposition, not in the ordinary course of business, of investments or fixed or capital assets, and any taxes on the excluded gains and any tax deductions or credits on account on any excluded losses; and

b.           in the case of Borrower, net earnings of any Person (other than a Subsidiary) in which Borrower has an ownership interest, unless such net earnings shall have actually been received by Borrower in the form of cash distributions.

Non-Cash Stock Based Compensation Expense means expenses for non-cash stock based compensation paid to Borrower’s personnel.

Non-Speculative Inventory means specific inventory held for delivery or installation under fully-executed and enforceable agreements with Borrower or a Subsidiary.

Note means that certain Promissory Note in the principal amount of Seven Million and No/100 Dollars ($7,000,000.00), in substantially the form of Exhibit B attached hereto, to be executed and delivered by Borrower, in favor of Bank, and dated the same date as this Agreement, together with all other renewals, extensions, modifications, refinancings, consolidations, and substitutions thereof.

Notice of Default means a written notice to be provided by Bank to Borrower of the occurrence of one or more Events of Default and demanding cure of the specified defaults.

Notice of Insurance Requirements means a Notice of Insurance Requirements, to be executed and delivered by Borrower, addressed to the insurance agent of Borrower, notifying said agents insurance requirements as set forth in the Insurance Agreement.

Ordinary Eligible Accounts means and includes those Accounts of Borrower which are due and payable within sixty (60) days, or less, from the date of invoice, including Accounts representing progress payments, and which have been validly assigned to Bank and strictly comply with all of Borrower’s warranties and representations to Bank with respect to Accounts as set forth in the Personal Property Security Agreement; provide that Eligible Accounts Receivable shall not include those accounts of Borrower with respect to which: a) the account debtor is an officer, employee, partner, joint venturer, Affiliate or agent of Borrower; (b) goods are placed on consignment, guaranteed sale or other terms by reason of which the payment by the account debtor may be conditional; (c) the account debtor is not a resident of the United States, unless insured or guarantied in a manner acceptable to and approved by Bank; (d) other than franchisees, the account debtor is a subsidiary of, related to, affiliated or has common shareholders, officers or directors with Borrower; (e) Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower or for which the account debtor has prepaid for future purchases, to the extent of such liability or prepayment; (f) the account is not paid by an account debtor within ninety (90) days from the due date (provided, however, that the exclusion from Ordinary Eligible Accounts shall apply only to that portion of an account that is over 90 days past due, unless the portion over 90 days past due is 25% or more of the entire account, in which case Bank may in its reasonable discretion exclude the entire account from Ordinary Eligible Accounts; (g) the account debtors dispute liability or make any claim, or have any defense, crossclaim, counterclaim, or offset, but only to the extent of the amount in dispute; (h) any Insolvency Proceeding is filed by or against the account debtor, or if an account debtor becomes insolvent, fails or goes out of business; provided, however, that Bank may in its reasonable discretion exclude from Ordinary Eligible Accounts any Accounts pursuant to which the same account debtor is liable that exceed, in the aggregate, 25% of all Ordinary Eligible Accounts, to the extent of the amount of over 25% of all Ordinary Eligible Accounts.

Ordinary Eligible Inventory means all Borrower inventory, other than Non-Speculative Inventory, obsolete or damaged goods, items on consignment or not owned by Borrower, items subject to any lien of any supplier, and items located outside the United States.

PBGC means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

Pending Litigation means those pending or threatened lawsuits or other proceedings described in Exhibit H of this Agreement.

Person means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

Personal Property Collateral means the following described property, whether now owned or hereafter acquired, whether now existing or hereafter arising, and wherever located: All personal and fixture property of every kind and nature including without limitation all Goods (including Inventory, Equipment and any accessions thereto), Instruments (including promissory notes), Documents, Accounts, Chattel Paper (whether tangible or electronic), Deposit Accounts, Letter-of-Credit Rights (whether or not the letter of credit is evidenced by a writing), Investment Property (including securities) and all Supporting Obligations and proceeds, and all General Intangibles (including Payment Intangibles).

In addition, the term “Personal Property Collateral” includes all the following, whether now owned or hereafter acquired, whether now existing or hereafter arising, and wherever located:

(a)           All attachments, accessions, accessories, tools, parts, supplies, increases, and additions to and all replacements of and substitutions for any property described above.

(b)           All products and produce of any of the property described in this Personal Property Collateral definition.

(c)           All accounts, general intangibles, instruments, rents, monies, payments, and all other rights, arising out of a sale, lease, or other disposition of any of the properly described in this Personal Property Collateral definition.

(d)           All proceeds (including insurance proceeds) from the sale, destruction, loss, or other disposition of any of the property described in this Personal Property Collateral definition.

(e)           All records and data relating to any of the property described in this Personal Property Collateral definition, whether in the form of a writing, photograph, microfilm, microfiche, or electronic media, together with all of grantor’s right, title, and interest in and to all computer software required to utilize, create, maintain, and process any such records or data on electronic media.

Personal Property Collateral Conditions shall have the meaning ascribed in Section 4.1 of this Agreement.

Plan means any pension plan that is covered by Title IV of ERISA and in respect of which a Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

Potential Default means an event or circumstance that, with the giving of notice or the passage of time, would constitute an Event of Default.

Premier Power California means PREMIER POWER RENEWABLE ENERGY, INC., a California corporation.

Premier Power California Certificate of Secretary means that certain Certificate of Secretary (Articles and By-Laws) dated the same date as this Agreement, executed and delivered by the corporate secretary of Premier Power California, in favor of Bank, attaching copies of the Premier Power California Articles of Incorporation and Bylaws, and Statement of Information and certifying those copies to be true and correct.

Premier Power California Collateral means all Personal Property Collateral of Premier Power California.

Premier Power California Corporate Resolution means a Certificate of Secretary of Premier Power California, dated as of the same date as this Agreement, in form satisfactory to Bank, executed and delivered by the corporate secretary of Premier Power California and the authorized officers of Premier Power California in favor of Bank, documenting a meeting of the Board of Directors of Premier Power California authorizing Premier Power California to pledge collateral to secure the Indebtedness.

Premier Power California Financing Statement means a UCC-1 financing statement showing Premier Power California, as debtor, and Bank, as secured party, describing as collateral the Premier Power California Collateral, filed with the California Secretary of State.

Premier Power California Security Agreement means that certain Commercial Security Agreement , in substantially the form of Exhibit F attached hereto, to be executed by Premier Power California, as grantor, in favor of Bank, as secured party, granting to Bank a Security Interest in the Premier Power California Personal Property Collateral to secure the Indebtedness.

Premier Power California Security Interest means the security interests in the Premier Power California Personal Property Collateral granted to Bank by Premier Power California pursuant to the Premier Power California Security Agreement.

Premier Power Spain means PREMIER POWER SOCIEDAD LIMITATA.

Premier Power Spain Certificate of Secretary means that certain Certificate of Secretary (Articles and By-Laws) dated the same date as this Agreement, executed and delivered by the corporate secretary of Premier Power Spain, in favor of Bank, attaching copies of the Premier Power Spain Articles of Incorporation and Bylaws, and Statement of Information and certifying those copies to be true and correct.

Premier Power Spain Collateral means all Personal Property Collateral of Premier Power Spain.

Premier Power Spain Corporate Resolution means a Certificate of Secretary of Premier Power Spain, dated as of the same date as this Agreement, in form satisfactory to Bank, executed and delivered by the corporate secretary of Premier Power Spain and the authorized officers of Premier Power Spain in favor of Bank, documenting a meeting of the Board of Directors of Premier Power Spain authorizing Premier Power Spain to pledge collateral to secure the Indebtedness.

Premier Power Spain Security Agreement means that certain Commercial Security Agreement , in substantially the form of Exhibit G attached hereto, to be executed by Premier Power Spain, as grantor, in favor of Bank, as secured party, granting to Bank a Security Interest in the Premier Power Spain Personal Property Collateral to secure the Indebtedness.

Premier Power Spain Security Interest means the security interests in the Premier Power Spain Personal Property Collateral granted to Bank by Premier Power Spain pursuant to the Premier Power Spain Security Agreement.

Prime Rate means the prime rate set forth in the Wall Street Journal, as it may change from time to time.

Prior Liens means any liens on any Collateral that exist as of the Closing Date, unless such Prior Liens have been approved in writing by Bank.

Prior Lien Payoff Amount means the amount required by the holder of any Prior Lien to release and discharge the Prior Lien and all obligations secured thereby.

Principal Balance means the unpaid principal amount outstanding under the Line of Credit on the date of determination.

Prohibited Transaction means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

Reportable Event means any of the events set forth in Section 4043 of ERISA.

Security Agreements means the Borrower Security Agreement, the Premier Power California Security Agreement, the Bright Futures Security Agreement and the Premier Power Spain Security Agreement, together with such other security agreements as may be required by Bank from time to time to secure the Indebtedness.

Security Documents means the Security Agreements, the Financing Statement and all other documents now or later securing any part of the payment of the Indebtedness.

Security Interest means the security interest in the Personal Property Collateral granted to Bank by Borrower and the Subsidiaries pursuant to the Security Agreements.

Subsidiary means, as to Borrower, a corporation or other entity of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled directly, or indirectly through one or more intermediaries, or both, by the Borrower, including but not limited to Premier Power California, Bright Futures and Premier Power Spain, and further including any Subsidiary created or acquired through an Acquisition (collectively, the “Subsidiaries”).

Tangible Net Worth means, as to the Borrower and the Subsidiaries, the net book value of all assets, exclusive of patents, trademarks, licenses, goodwill and other intangibles and of loans to and notes and receivables from Borrower, officers, employees, directors and shareholders of Borrower or any Affiliate, less total Debt.

Uniform Commercial Code means the California Uniform Commercial Code, as from time to time amended.

Exhibit B

Form of Note

Exhibit C

Form of Note Modification
for Guidance Line Increases

Exhibit D

Form of Security Agreement (Borrower)

Exhibit E

Form of Security Agreement (Bright Futures)

Exhibit F

Form of Security Agreement
(Premier Power California)

Exhibit G

Form of Security Agreement
(Premier Power Spain)

Exhibit H

Pending Litigation

Exhibit I

Addresses for Notices

If to Bank:

Umpqua Bank
Attn: George Diesch
2998 Douglas Blvd., Suite 100
Roseville, CA 95661
Telephone: (916) 677-1136
Fax: (916) 284-0354
E-mail: georgediesch@umpquabank.com

with a copy to:

Kraft Opich, LLP
Attn: Martha Evensen Opich
7509 Madison Ave., Suite 111
Citrus Heights, CA 95610
Telephone: (916) 880-3040
Fax: (916) 880-3045
E-mail: mopich@kraftopich.com

If to Borrower:

Premier Power Renewable Energy, Inc.
Attn: Dean Marks
4961 Windplay Drive, Suite 100,
El Dorado Hills, CA 95762
Telephone: _____________
Fax: ________________
E-mail: ______________

Exhibit J

Approved Prior Liens